Exhibit 99.1

June 19, 2018

Liberty Media Corporation announces payment of Extraordinary Additional Distribution and adjusted composition of Reference Shares under 2.25% Exchangeable Senior Debentures Due 2046 arising from the acquisition of Time Warner Inc. by AT&T Inc.

ENGLEWOOD, Colo.-- Liberty Media Corporation ("Liberty Media" or "Liberty") (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) announces an Extraordinary Additional Distribution to the holders of its 2.25% Exchangeable Senior Debentures due 2046 (the "Debentures"). The amount of the Extraordinary Additional Distribution is $514.1295 per $1,000 original principal amount of Debentures (a ”Debenture”), which is attributable to the cash consideration of $53.75 per share paid to former holders of common stock of Time Warner Inc. (“TWX”) on June 15, 2018 in connection with AT&T Inc.’s (“AT&T”) acquisition of TWX (“AT&T/TWX Acquisition”).   As of March 30, 2018, the aggregate principal amount of Debentures outstanding was approximately $445 million. After giving effect to the Extraordinary Additional Distribution, the aggregate adjusted principal amount of Debentures outstanding will be approximately $216 million.

Liberty expects to pay the Extraordinary Additional Distribution on June 22, 2018, to holders of record of the Debentures on June 14, 2018.  Under the indenture governing the Debentures, the original principal amount of the Debentures is reduced in an amount equal to each Extraordinary Additional Distribution that is made to holders of the Debentures. Thereafter, the adjusted principal amount is further reduced on each successive quarterly interest payment date to the extent necessary to cause the quarterly interest payment to represent the payment of an annualized yield of 2.25% of the adjusted principal amount. This latter adjustment will take effect on September 30, 2018, the second succeeding interest payment date after the payment of the Extraordinary Additional Distribution. Liberty has not made any Extraordinary Additional Distributions on the Debentures to date.

Reductions to the principal amount of the Debentures do not affect the amount of the quarterly interest payments received by holders of the Debentures, which will continue to be a rate equal to 2.25% per annum of the original principal amount of the Debentures.

Below is a detail of the amount of the Extraordinary Additional Distribution being made on the Debentures as a result of AT&T/TWX Acquisition and the revised adjusted principal amount of the Debentures resulting from such payment, per $1,000 original principal amount of the Debentures:

June 22, 2018 Beginning Adjusted Principal	Extraordinary Additional Distribution per $1,000 original principal amount of Debentures	June 22, 2018 Ending Adjusted Principal
$1,000.0000	$514.1295	$485.8705

Holders of the Debentures will not be entitled to the Extraordinary Additional Distribution if they transferred or submitted through DTC a notice of exchange prior to June 14, 2018, the special record date for payment of the additional distribution.

As a result of the AT&T/TWX Acquisition, the reference shares attributable to each $1,000.00 original principal of Debentures will now consist of 13.7452 shares of common stock of AT&T Inc. (NYSE: T).

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation's interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty Media Corporation's subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority equity investment in Time Warner Inc.

CONTACT:

Courtnee Chun

720-875-5420

SOURCE Liberty Media Corporation